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Exhibit 99(b)(8)

SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        THIS SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of October 16, 2003 by and between CPS DISTRIBUTORS, INC., a Colorado corporation, WATER SYSTEMS, INC., a Wyoming corporation, and WESTERN PIPE SUPPLY CO., INC., a Colorado corporation (each individually and collectively, the "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, successor to Wells Fargo Bank West, National Association, formerly known as Norwest Bank Colorado, National Association ("Bank").

RECITALS

        WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of July 31, 2000, as amended from time to time ("Credit Agreement").

        WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

        1.     Section 9 of the Fifth Amendment to Second Amended and Restated Credit Agreement is deleted in its entirety, and the following substituted therefor:

        "9.   Consent to Redemption. The Lender hereby consents to the distribution by Borrower of up to $1,000,000.00 to the Guarantor, to enable the Guarantor to repurchase shares of its common stock from its existing shareholders, which redemption must be completed on or before November 30, 2003. This consent does not constitute a consent to any future transaction, whether or not similar to the described transaction."

        2.     Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

        3.     Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

CPS DISTRIBUTORS, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	By:
Title:	Title:

WATER SYSTEMS, INC.
By:
Title:

WESTERN PIPE SUPPLY CO., INC.
By:
Title:

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SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT